For Immediate Release
June 29, 2022

PNM Ordered to Issue Rate Credits in 2022 and 2023 for San Juan Retirement, Contrary to Energy Transition Act, and Files Emergency Motion for Stay

(ALBUQUERQUE, N.M.) – Today the New Mexico Public Regulation Commission (NMPRC) issued an Order requiring Public Service Company of New Mexico (PNM), wholly-owned subsidiary of PNM Resources, Inc. (NYSE: PNM), to issue rate credits related to the retirement of the San Juan Generating Station (San Juan).

The Order calls for an immediate reduction to customer rates upon the retirement of each of the two remaining units of San Juan, resulting in an approximately $128 million pre-tax, non-recurring reduction to revenues over 2022 and 2023. The rate credits eliminate PNM’s ability to recover costs necessary to support the transition to carbon free energy until they expire with the anticipated January 2024 implementation of updated customer base rates following a general rate review.

For the benefit of customers, PNM has been deferring the implementation of updated customer base rates since 2020. Today’s order penalizes PNM for deferral of the rate review and is directly contrary to the Energy Transition Act and inconsistent with the prior NMPRC financing order, which was previously challenged and upheld by the New Mexico Supreme Court.

“We wholeheartedly and unconditionally stand in continued support of New Mexico’s landmark energy policy laid out in the Energy Transition Act and its provisions for carbon-free energy, reduced customer costs and support for impacted communities. Despite external challenges, our teams have worked to go beyond adoption of the legislation and find ways to achieve the carbon-free transition earlier and more cost effectively for customers,” said Pat Vincent-Collawn, PNM Resources Chairman and CEO.  “It is disheartening for PNM to be arbitrarily penalized today for opting not to file its planned customer rate increases over the last two years, a change made for the benefit of customers as we navigated the energy transition amid an unforeseeable global pandemic. We will appeal today’s order.”

Following the NMPRC vote to issue the Order during its open meeting, PNM filed an Emergency Motion for a stay of the rate credits pending its appeal. In the filing, PNM indicated that if the NMPRC has not acted upon the Emergency Motion by the time PNM files its Notice of Appeal with the New Mexico Supreme Court, PNM will file an emergency motion with the Court seeking an interim stay of the Order.

Today’s order, and PNM’s Emergency Motion filing, will be posted when available at https://www.pnmresources.com/investors/rates-and-filings.aspx.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2021 consolidated operating revenues of $1.8 billion. Through its regulated utilities, PNM and TNMP, PNM Resources provides electricity to approximately 800,000 homes and businesses in New Mexico and Texas. PNM serves its customers with a diverse mix of generation and purchased power resources totaling 3.2 gigawatts of capacity, with a goal to achieve 100% emissions-free energy by 2040. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:

Analysts                        Media
Lisa Goodman                        Ray Sandoval
(505) 241-2160                    (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for PNM Resources, Inc. (“PNMR”), Public Service Company of New Mexico (“PNM”), or Texas-New Mexico Power Company (“TNMP”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies, including the unaudited financial results and earnings guidance, are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and apply only as of the date of this report. PNMR, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR, PNM, and TNMP caution readers not to place undue reliance on these statements. PNMR's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. Additionally, there are risks and uncertainties in connection with the proposed acquisition of us by AVANGRID which may adversely affect our business, future opportunities, employees and common stock, including without limitation, (i) the expected timing and likelihood of completion of the pending Merger, including the timing, receipt and terms and conditions of any remaining required governmental and regulatory approvals of the pending Merger that could reduce anticipated benefits or cause the parties to abandon the transaction, (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (iii) the risk that the parties may not be able to satisfy the conditions to the proposed Merger in a timely manner or at all, and (iv) the risk that the proposed transaction could have an adverse effect on the ability of PNMR to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K, Form 10-Q filings and the information included in the Company’s Forms 8-K with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

Non-GAAP Financial Measures
GAAP refers to generally accepted accounting principles in the U.S. Ongoing earnings is a non-GAAP financial measure that excludes the impact of net unrealized mark-to-market gains and losses on economic hedges, the net change in unrealized gains and losses on investment securities, pension expense related to previously disposed of gas distribution business, and certain non-recurring, infrequent, and other items that are not indicative of fundamental changes in the earnings capacity of the Company's operations. The Company uses ongoing earnings and ongoing earnings per diluted share to evaluate the operations of the Company and to establish goals, including those used for certain aspects of incentive compensation, for management and employees. While the Company believes these financial measures are appropriate and useful for investors, they are not measures presented in accordance with GAAP. The Company does not intend for these measures, or any piece of these measures, to represent any financial measure as defined by GAAP. Furthermore, the Company’s calculations of these measures as presented may or may not be comparable to similarly titled measures used by other companies. The Company uses ongoing earnings guidance to provide investors with management's expectations of ongoing financial performance over the period presented. While the Company believes ongoing earnings guidance is an appropriate measure, it is not a measure presented in accordance with GAAP. The Company does not intend for ongoing earnings guidance to represent an expectation of net earnings as defined by GAAP. Since the future differences between GAAP and ongoing earnings are frequently outside the control of the Company, management is generally not able to estimate the impact of the reconciling items between forecasted GAAP net earnings and ongoing earnings guidance, nor their probable impact on GAAP net earnings without unreasonable effort, therefore, management is generally not able to provide a corresponding GAAP equivalent for ongoing earnings guidance.

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